Exhibit 99.(p)(2)

Venerable Investment Advisers, LLC

Code of Ethics

[  ]

Page

Table of Contents

CODE OF ETHICS		1
I.	DEFINITIONS	1
II.	STATEMENT OF GENERAL PRINCIPLES	4
III.	DUTY OF CONFIDENTIALITY	5
IV.	DISQUALIFIED PERSONS	5
V.	PROHIBITED TRANSACTIONS AND CONDUCT	5
VI.	REPORTING AND CERTIFICATION REQUIREMENTS	11
VII.	OTHER IMPORTANT POLICIES	13
VIII.	REPORTS TO FUND CLIENTS	13
IX.	SANCTIONS	14
X.	RECORDS	14
Attachment A		15

CODE OF ETHICS

This Code of Ethics (this “Code”) is adopted by Venerable Investment Adviser, LLC (“VIA”) pursuant to Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 204A-1 thereunder, and Section 17(j) of the Investment Company Act of 1940, as amended, and Rule 17j-1 thereunder, to: (1) set forth standards of conduct, including compliance with the federal securities laws; (2) require reporting of personal securities transactions, including transactions in mutual funds advised by VIA; and (3) require prompt reporting of violations of this Code.

This Code is applicable to supervised persons (as defined below) of VIA, and to activities within and outside of their duties at VIA. Each supervised person is required to read this Code carefully, sign an acknowledgement and retain a copy of this Code in a readily accessible place for reference.

The CCO or designee will notify access persons (as defined below) of their reporting obligations under this Code. Certain provisions of the Code also apply to the members of an Access Person’s Family/Household. Any questions regarding this Code should be directed to the Chief Compliance Officer, the Compliance Manager or General Counsel.

Despite being a part of Venerable Holdings, Inc. group of companies (“Venerable Holdings”), VIA operates autonomously and has adopted its own compliance policies and procedures adapted to its specific business and legal and regulatory requirements. Venerable Holdings adopted its own global policy on business conduct and ethics, and all employees of a Venerable Holdings company are expected to become familiar with, and to adhere to, the requirements of the policies.

Supervised Persons of VIA may also be involved in the business operations of certain companies wholly owned by Venerable Holdings and are subject to the ethics policies of such affiliates which are separate from those of VIA.

I.	DEFINITIONS

“Access person” means (i) any supervised person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any advisory person (as defined below). For this purpose, all supervised persons are presumed to be access persons.

“Accredited investor” in the context of a natural person, includes anyone who earned income that exceeded $200,000 (or $300,000 together with a spouse) in each of the prior two years, and reasonable expects the same for the current year, or has a net worth over $1 million, either alone or together with a spouse (excluding the value of the person’s primary residence).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Advisory person” means a subset of Access Person and includes (i) any Supervised Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the recommendation of a purchase or sale of Covered Securities by a Reportable Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to VIA who obtains information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of Covered Securities by the Reportable Fund.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in a manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. (See Attachment A for more information about beneficial ownership.)

“Chief Compliance Officer” means the individual (or his or her designee) designated by VIA as having the authority and responsibilities set forth in this Code; provided, however, that if that individual proposes to engage in any conduct or transaction requiring approval or other action by the Chief Compliance Officer, the approval shall be granted or other action shall be taken by such other individual as VIA shall designate.

“Conflicts of Interest Committee” means senior executives of VIA that will assess and make recommendations with respect to certain conflicts of interest and related policies and procedures that are applicable to VIA.

“Control” has the meaning set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. Ownership of more than 25% of a company’s outstanding voting securities is presumed to give the holder control over the company. The facts and circumstances of a given situation may counter this presumption.

“Covered Person” means (i) any Supervised Person; and (ii) any political action committee or similar organization controlled by the Adviser or by any Supervised Person.

“Covered security” means a security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act, and includes notes, bonds, stocks, convertible securities, preferred stock, options on securities, futures on broad-based market indices, exchange-traded Funds (ETFs), warrants and rights, and shares of closed-end Funds and Reportable Funds, and “Venerable variable annuity contracts” (defined below) but does not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, and shares issued by money market and other open-end (mutual) Funds.

“Digital Asset and Digital Security” An asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or tokens (“Digital Assets”). A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract.

“Direct or indirect influence or control” includes: (a) suggesting purchases or sales of investments to the trustee or third-party manager; (b) directing purchases or sales of investments; (c) consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and (d) discussions with the trustee or third-party manager concerning account holdings. Note that discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to a Supervised Person would not indicate “direct or indirect influence or control.”

“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach- Bliley Act, and any rules adopted by the U.S. Securities and Exchange Commission under any of those statutes, the Bank Secrecy Act as it applies to registered investment advisers and investment companies, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the Department of the Treasury.

“Fund” means an investment company registered under the Investment Company Act. For the purpose of the Mutual Funds, the term “shareholder” shall be deemed also to include owners of variable annuity contracts funded through separate accounts investing in a Reportable Fund.

“Initial public offering” means an initial public offering of securities, including any securities registered under the Securities Act of 1933.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

“Limited offering” means any offering of securities that is not a public offering, including any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

“Non-Discretionary Account” is a trust or account over which you or members of your Family/Household do not exercise any direct or indirect influence of control. In order to meet the definition of a “Non-Discretionary Account,” a Supervised Person must complete the necessary certifications and any other documents so required by the Compliance Team.

“Personal Securities Transactions” means any purchase or sale of a Covered Security by a Supervised Person in a Covered Account.

“Public company” means any company whose securities are listed for trading on a public market, including those companies subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means any Mutual Fund, or separate investment portfolio of such Fund, for which VIA serves as an investment adviser within the meaning of Rule 204A-1 of the Advisers Act and as defined in Section 2(a)(20) of the Investment Company Act. A list of Reportable Funds can be found on the VVIT landing webpage.

“Security” The SEC defines the term broadly to include stocks, bonds, certificates of deposit, options, interest in Private Placements, futures contracts on other securities, participations on profit sharing agreements, and interest in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. “Security” also includes any Digital Security.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or staff member of VIA, or other person who provides investment advice on behalf of VIA or has access to trade information, portfolio holdings, or portfolio management information through the course of employment with VIA and is subject to the supervision and control of VIA.

“Venerable Holding Affiliate” includes any entity affiliated with a company that controls Venerable Holding Inc.

“Venerable variable annuity contract” contracts funded through insurance company separate accounts investing in a Reportable Fund.

“Venerable Holding Restricted List” means a list containing those securities that Adviser or its Supervised Persons may not trade due to some restriction under the securities laws whereby Adviser or its Supervised Persons may be deemed to possess material non-public information about the issuer of such securities or for any other reason as determined by the CCO.

II.	STATEMENT OF GENERAL PRINCIPLES

The principal objective of the Code is to make certain that all acts, practices and courses of business engaged in by Access Persons are conducted in accordance with the highest possible standards and to prevent abuses or even the appearance of abuses by Access Persons relating to their personal trading and other business activity.

VIA holds their Access Persons to a high standard of integrity. The Code of Ethics is predicated on the principle that VIA and its Access Persons owe a fiduciary duty to VIA clients. As fiduciaries, VIA and the Access Persons stand in a special relationship of trust, confidence, and responsibility with VIA’s clients. Accordingly, Access Persons must avoid activities, interests and relationships that might interfere, or appear to interfere, with acting in the best interests of clients. This means that in every decision relating to investments, every employee must recognize the needs and interests of the clients and be certain that at all times the interest of the clients is placed ahead of any personal interest.

It is with the utmost importance that the personal securities transactions of Access Persons be conducted in a manner consistent with both the letter and spirit of the code to avoid any such conflict of interest and to prevent abuse of an employee’s position of trust and responsibility. Accordingly, Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Access Persons must:

Place client interests ahead of VIA’s – As a fiduciary, VIA must serve in its clients’ best interests. In other words, VIA Access Persons may not benefit at the expense of advisory clients. The interests of clients must be placed first at all times. This concept is particularly relevant when Access Persons are making personal investments in securities traded by advisory clients.

Engage in personal investing that is in full compliance with VIA’s Code of Ethics and in accordance with applicable Federal Securities Laws– All personal securities transactions must be conducted consistent with this VIA Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual position of trust and responsibility. Access Persons must review and abide by VIA’s Code and Inside Information and Trading Policy and Supplements that include restrictions placed upon personal securities transactions.

Avoid taking advantage of your position – Access Persons should not take inappropriate advantage of their positions. Access Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with VIA, or on behalf of an advisory client, except in compliance with the exception for “gifts” as described in the VIA Compliance Manual.

In view of the foregoing, the Adviser has adopted this Code of Ethics to specify a code of conduct for certain types of securities transactions which might involve violation of Federal Securities Laws, conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures. Access Persons are expected to comply with the spirit of the Code, as well as specific rules contained in the Code.

This VIA Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to VIA’s clients or Reportable Fund shareholders. Each Access Person is subject to a general requirement not to engage in any act or practice that would defraud Reportable Fund shareholders.

Any questions with respect to VIA’s Code should be directed to the Compliance Officer and/or the President.

III.	DUTY OF CONFIDENTIALITY

Access Persons may not disclose confidential information (as described below) to any person unless (i) the recipient has a clear and compelling need to know such information, and (ii) such disclosure does not violate applicable law or any contractual covenant. Confidential information includes any nonpublic information obtained in the course of their duties at VIA, including any non-public information (whether or not it is material) relating to the Reportable Fund(s) or securities transactions on behalf of the Reportable Fund(s) to any person outside of VIA unless in accordance with, and as further described in, the Inside Information and Trading Policy and Supplements. Access Persons may not communicate material, non-public information to anyone, including persons within VIA, except as permitted by this Code and as further described in the policies and procedures found within the VIA Compliance Manual.

IV.	DISQUALIFIED PERSONS

Section 9 of the Investment Company Act prohibits persons who have committed various acts from serving in certain capacities with respect to mutual funds. Under Section 9(a), an “ineligible person” generally cannot serve as an employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter of the Fund (each a “Fund Position”). Ineligible persons include:

1.	persons with convictions within the last 10 years who are tied to securities transactions or employment in the securities field;
2.	persons with permanent or temporary injunctions from acting in certain capacities in the securities arena;
3.	persons who have an affiliate that is ineligible under clause (1) or (2) above; or
4.	persons subject to an SEC order declaring them ineligible under Section 9 of the Investment Company Act.

The Chief Compliance Officer will monitor compliance with Section 9. A Access Person who becomes an “ineligible person” (or who believes he or she may have hired or employed an “ineligible person”) as described above must promptly notify the Compliance Team.

V.	PROHIBITED TRANSACTIONS AND CONDUCT

All Supervised Persons of the Adviser are considered Access Persons. The CCO may include in the definition of “Access Person” any person of a Venerable Holding affiliate who is engaged, directly or indirectly in VIA’s investment advisory activities.

Access Persons typically know (or, in the ordinary course of fulfilling their official duties, should have known) that during the 15 calendar days immediately before or after they trade a Covered Security, either: (i) the Sub-Adviser or a Money Manager of a Reportable Fund purchased or sold the same security on behalf of such Fund, or (ii) the Sub-Adviser of a Reportable Fund actively considered the purchase or sale of the same security on behalf of such Fund.

Your requirements under this Code will differ depending on the category of access you have to the Reportable Fund(s)’ transactions and portfolio holdings. All categories of Access Persons have access to nonpublic information regarding securities transactions in, or portfolio holdings of, a Reportable Fund. However, category 1 Access Persons have regular access to such information and may be involved in, or have regular access to, securities recommendations of a Reportable Fund. All other Access Persons have only periodic access to nonpublic information regarding a Reportable Fund(s) transaction in securities or Reportable Fund(s)’ portfolio holdings.

The CCO will determine your level of access, based on the CCO’s understanding of your current role, taking into account your position, duties and access to information regarding Reportable Fund portfolio trades.

The CCO may modify the requirements of this Code for those “Temporary Access Persons” whose covered status is expected not to exceed 90 days (for instance contractors, co-ops and interns) or in instances where a person is subject to another Code of Ethics or fiduciary duty and where the modification is not otherwise specifically prohibited by law. You have a duty to notify the CCO immediate if:

1.	You have a level of access beyond your assigned category.
2.	You are promoted.
3.	Your duties change.
4.	You believe your duties are more appropriately included in a category not assigned to you.

Your level of access will also apply to those in your Family/Household. Access Persons are responsible for complying with the restrictions and obligations of their access designation level.

Restricted Transactions for Specific Access Persons.

●	Category 1 Access Persons. Category 1 Access Persons are prohibited from knowingly buying or selling a Covered Security within three calendar days before and after that Covered Security is traded for a Reportable Fund unless no conflict of interest exists in relation to that Covered Security as determined by the CCO. Gifting or donating a Covered Security is considered a securities transaction. As to equity securities and debt instruments, this prohibition only applies to issuers with a market capitalization of less than $5bn USD. All advisory persons are considered Category 1 Access Persons.
●	Owners of Venerable Variable Annuity Contracts. You may not buy or sell shares of a Reportable Fund, or tip others who then trade in a Reportable Fund, on the basis of material non-public information.

All Access Persons are restricted from the following acts and practices:

A.       Prohibited Activities

It is a violation of the duty of loyalty to VIA, without the prior written consent of the CCO, for a Access Person to:

1.	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Adviser as an employee;

2.	accept, directly or indirectly, from any person, firm, corporation or association, other than the Adviser,

compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a client account;
3.	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other passive financial interest in any business which is publicly owned.

B.       Fraudulent Purchases or Sales

Access Persons may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by any client:

1.	employ any device, scheme or artifice to defraud the client;
2.	make to the client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	engage in any act, practice or course of business which would operate as a fraud or deceit upon the client; or
4.	engage in any manipulative practice with respect to the client.

C.       Restricted Transactions

Access Persons of VIA may inadvertently or otherwise receive material, non-public information involving a public company or its securities. From time-to-time Access Persons may come into possession of material non-public information (“MNPI”) due to Venerable Holdings business activities. Efforts are made to limit the number of individuals privy to such MNPI as further described in the Inside Information Policy and Supplements. In these circumstances, Venerable Holdings will restrict trading in a particular issuer or create a temporary information barrier in order to prevent the flow of that information to any other individuals within the organization. No Access Person who is subject to the Venerable Holdings Restricted List may execute a purchase or sale with respect to any names that appear on the confidential Venerable Holding Restricted List.

Please note that you may be a recipient of material non-public information through your attendance at due diligence meetings, investment teams meetings, meetings with sub-advisers or any event that would inadvertently subject such Access Person to material non-public information. If you are uncertain on the materiality of information or whether it is non-public, you should presume that the information is both material and non-public. For this reason, you should refrain from trading until you consult the Chief Compliance Officer and President for further guidance. Any question as to whether information is MNPI must be directed to the CCO or President.

D.       Securities Pre-Clearance of Reportable Funds, Initial Public Offerings and Limited Offerings

Purchases of securities in initial public offerings ("IPOs") and private offerings (those made without registration under the securities laws under an exemption) are treated differently than securities purchased in the open market. Participation in IPOs or private offerings is often speculative and may not be consistent with the Company's overall policy for standards to be maintained by employees. In addition, in some cases an IPO or private offering may be a suitable investment for a particular account, and the participation therein by employees may hinder the ability of such account to participate in such offering. Accordingly, Access Persons and members of his/her Family/Household may not, directly or indirectly, acquire ownership of any security in an initial public offering or a limited offering without first obtaining written approval of the Chief Compliance Officer.

In addition, Access Persons and members of his/her Family/Household are required to pre-clear securities transactions in Reportable Funds. You must obtain pre-clearance approval prior to gifting or donating any security that would require pre-clearance. If you inherit shares of a security, you must notify the Compliance Team within

10 days.

A Venerable Holdings affiliate has offered, and from time to time is expected to offer, Access Persons the opportunity to invest directly or indirectly in privately held businesses. Requests for investment must be pre-cleared by the Chief Compliance Officer prior to closing the transaction. Notwithstanding the foregoing, Limited Offerings made by such affiliates have been reviewed by the President and will generally be granted blanket approval for Access Persons who want to invest. Access Persons who invest in a Venerable Holding affiliate’s investment opportunities are typically required to represent that they are qualified to invest, including that they are Accredited Investors.

Privately held securities acquired by staff members through Venerable Holdings affiliates that become eligible for trading on a public exchange will generally be locked-up for a period of time. Staff members may also be subject to an additional lock-up imposed by VIA with respect to the shares acquired in the private markets and those acquired in the initial public offering.

The Governance Committee will be responsible for assessing conflicts of interest brought to it by the Conflicts Committee, if any, that may arise when staff members have interests in a private company that is conducting its initial public offering. Purchases of additional shares of any such company on the open market will be subject to the pre-clearance criteria and restrictions that apply generally under this Code.

Pre-clearance requests must be submitted through the ComplySci trading platform. In the event you do not have access to ComplySci, you may request pre-clearance by sending an email containing the information requested on the Securities Transaction Approval Form and/or the Private Investment Approval Form, as applicable.

By requesting pre-clearance, you represent that you (or the registered account holder):

1.	have no knowledge of a pending investment action involving the security;
2.	are not in possession of any material nonpublic information concerning the security to which this request relates;
3.	are not engaging in any manipulative or deceptive trading activity; and
4.	the transaction does not violate the any trading prohibition within the Code of Ethics.

The CCO has the discretion to approve or decline any pre-clearance request. The CCO, in keeping with the general principles and objectives of the Code, may refuse to grant clearance of a personal securities transaction without being required to specify any reason for the refusal. Generally, the CCO will consider the following factors in determining whether or not to clear a proposed transaction:

●	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the equity security.
●	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.
●	Whether the transaction is being considered for purchase or sale by a client.
●	Whether the transaction is voluntary.

Except for private placements, any pre-clearance that is granted for a transaction is valid for the day your personal securities transaction request is approved plus one (1) business day after approval is granted. If you do not execute the transaction on the date of pre-clearance or the next business day, a new pre-clearance must be obtained, including for any uncompleted portion.

In the event approval is granted, the Chief Compliance Officer will document the reasons for approval. In the case of approval being granted, the investment must be disclosed on the subsequent quarterly transaction report. Capital calls on commitments previously approved by the CCO do not require pre-approval. Transactions by the CCO must be approved by another member of the Compliance team or the General Counsel or President.

E.       Speculative Trading

Access Persons may not engage in speculative trades including options, hedging or selling securities “short” (except in the limited situations where an exchange traded fund, mutual fund, or foreign currency contract that is eligible for investment by the Access Person transacts in options or short sales) involving securities of a Sub-Adviser to the Reportable Fund(s).

F.       Prohibition on Short-Term Trading Profits

Advisory Persons and members of their Family/Household may not profit from the purchase and sale of Reportable Funds, within 30 calendar days. This prohibition does not apply to transactions resulting in a loss.

G.       Front-Running and Scalping

Trading while in possession of information concerning a Reportable Fund(s)’ trades is called front- running or scalping and is prohibited (and may also violate federal law). The terms “front- running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Mutual Fund just before the Mutual Fund makes its trade, for example, buying a security just before the Mutual Fund buys that security, or selling just before the Mutual Fund sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Mutual Fund, for example, buying a security just after the Mutual Fund stops selling such security, or selling just after the Mutual Fund stops buying such security.

No Access Person may engage in either front-running or scalping.

H.       Investment Clubs

An investment club is a group of people who pool their money to make investments. Usually, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational, and each member may actively participate in investment decisions.

Access Persons may not form or participate in an investment club unless prior written clearance has been obtained from the Chief Compliance Officer. Generally, transactions by the investment club in which an access person has beneficial ownership or control are subject to the same pre- clearance and reporting requirements applicable to an individual’s trades in covered securities.

I.       Exempt Transactions

1.	The prohibitions and restrictions of this Section V do not apply to Access Persons or members of his/her Family/Household:

a.	Purchases or sales effected in Non-Discretionary Accounts;

b.	Transactions made in an account where the employee pursuant to a valid legal instrument has given full investment discretion to an unaffiliated/unrelated third party;

c.	Purchases or sales of Non-Covered Securities;

d.	Automatic investments in programs where the investment decisions are non-discretionary;

e.	General obligation municipal bonds;

f.	Purchases, sales or other acquisitions of securities that are non-volitional, such as sales from a margin account pursuant to bona fide margin calls, stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions;

g.	Purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

h.	Acquisitions of securities through gifts or bequests; and

i.	Purchases or sales of variable and fixed insurance products and IRC Section 529 plans that are not Venerable variable annuity contracts.

J.       Directorships and Outside Business Activities

A conflict of interest may arise if an Access Person engages in an outside activity or investment that may be inconsistent with VIA’s business interests. All Access Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Access Person’s personal interests and the interests of VIA or its clients. A potential conflict of interest exists whenever an Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving VIA or any of its clients. A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship. In such situations, Access Persons must disclose the conflict to the CCO.

Access Persons must disclose and obtain prior approval from the CCO for any outside activity which involves:

●	a time commitment which would prevent such Covered Person from performing his or her duties for the Company,
●	active participation in any business in the financial services industry or otherwise in competition with the Company,
●	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or
●	serving as an employee, officer or director of any private business, charitable organization or non-profit organization.

Access Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which VIA or any client account owns securities, without the prior approval of the CCO. Access Persons may not serve as a member of the board of directors of any organization where VIA directly serves as the investment manager of Funds owned and/or directed by that organization without written approval from the Chief Compliance Officer.

If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by VIA concerning the company in question.

The CCO may require further information concerning any outside activity for which approval is requested,

including the number of hours involved and the compensation to be received.

VI.	REPORTING AND CERTIFICATION REQUIREMENTS

Access Persons must periodically report the existence of any account that holds any Securities (including securities excluded from the definition of a Covered Security), as well as all Covered Securities holdings. Reports and Certifications required under this Code must be submitted to the Compliance team via ComplySci. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Covered Security”.

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Reports pursuant to this Section VI shall be made to and reviewed by the Compliance Team. The Compliance Team will review Access Person certifications and transaction reports as detailed in the Code of Ethics procedures included in the VIA Compliance Manual.

A.       Duplicate Brokerage Statements

Access Persons are required to instruct their broker-dealers, banks or other financial services firms to provide duplicate statements (no less than quarterly) for any account in which they have any direct or indirect beneficial ownership and have the capability to hold Covered Securities or Reportable Funds. These statements may be received electronically via the portfolio trade compliance system or in traditional paper format. If you are an owner of a Venerable variable annuity contract, to comply with this requirement, provide your contract or policy number.

B.       Initial Holdings Report

Within 10 calendar days of becoming an Access Person, an Access Person must file an Initial Holdings Report. The Initial Holdings Report must contain a listing of all Covered Securities and Reportable Funds in which the Access Person has Beneficial Ownership. The Initial Holdings Report must be an accurate recording of security accounts and security holdings within the last 45 calendar days after becoming an Access Person.

No later than 10 days after becoming a Access Person, such person shall report the following:

1.	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security, number of shares and principal amount in which he or she has any direct or indirect beneficial ownership; or

2.	in the event that the Access Person or member of his/her Family/Household has no beneficial ownership in any covered securities or Reportable Funds, either a statement to that effect or the word “None” (or similar designation); and

3.	the name of any broker, dealer or bank with which the Access Person or his/her Family/Household maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.	the date the Access Person submits the report.

The information in an Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person became a Access Person.

C.       Annual Holdings Reports

On an annual basis, Access Persons are required to file an Annual Holdings Report. The Annual Holdings Report must contain a current listing of Covered Securities and Reportable Funds in which an Access Person has Beneficial Ownership. Additionally, as part of this annual reporting requirement, Covered Persons must also certify that they have read, understood, and complied with the Code of Ethics.

On or before February 14th of each year, Access Persons must report the following:

1.	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Access Person or member of his/her Family/Household has any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement); or

2.	In the event that he or she has no beneficial ownership in any covered securities or Reportable Funds, either a statement to that effect or the word “None” (or some similar designation); and

3.	The name of any broker, dealer or bank with which the Access Person or a member of his/her Family/Household maintains an account in which any securities are held for his or her direct or indirect benefit; and

4.	The date the Access Person submits the report.

The information in an Annual Holdings Report shall be current as of December 31st of the preceding year.

D.       Quarterly Transaction Reports

Access Persons must file quarterly reports of all personal securities transactions within 30 days after the end of each calendar quarter. Reports are due no later than the 30th day of January, April, July and October.

No later than 30 days after the end of each calendar quarter, Access Persons must report the following:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person or member of his/her Family/Household has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (generally, duplicate brokerage statements will be used to satisfy this requirement):

a.	the trade date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price of the Covered Security at which the transaction was effected; and

d.	the name of the broker, dealer or bank with or through which the transaction was effected; or

e.	in the event there were no such transactions during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

f.	the date the Access Person submits the report.

2.

With respect to any account established by the Access Person or member of his/her Family/Household in which any covered securities or Reportable Funds were held during the quarter for the direct or indirect benefit of the Access Person or a member of his/her Family/Household:

a.	the name of the broker, dealer or bank with whom the account is established; and

b.	the date the account was established; or

c.	in the event there were no such accounts established during the quarter, either a statement to that effect or the word “None” (or some similar designation); and

d.	the date the Access Person submits the report.

E.	Exceptions to Reporting Requirements

An Access Person need not submit:

1.	any report with respect to securities held in Non-Discretionary accounts;
2.	a transaction report with respect to transactions effected pursuant to an automatic investment plan;
3.	a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that are received by the Compliance Team with respect to such person, so long as the Compliance Team receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and
4.	qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, otherwise known as 529 plans.

F.	Annual Certifications

Access Persons shall certify in writing at least annually that they (i) have read and understand this Code; (ii) recognize that they are subject to this Code; and (iii) will comply with the requirements of this Code, including reporting all information required to be reported by this Code.

G.	Reporting of Code Violations

Each Access Person is required to notify the Chief Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is a violation of this Code. In the event that a matter implicates the Chief Compliance Officer, notice of a violation may be provided to the President or another executive officer of VIA.

VII.	OTHER IMPORTANT POLICIES

VIA has additional policies or may rely on certain Venerable Holdings polices. Excerpts of the certain polices are included within this Code. Please review each full policy for additional details.

1.	Venerable Code of Conduct & Ethics
2.	VIA Code of Ethics Policy and Procedures
3.	Venerable Anti-Money Laundering Policy
4.	VIA Conflicts of Interest Policy
5.	VIA Gift and Entertainment Policy
6.	VIA Insider Trading Policy and Supplements
7.	VIA Political Contributions Policy
8.	VIA Outside Business Activity Policy
9.	VIA Whistleblower Policy
10.	VIA Disclosure of Portfolio Holdings Disclosure Policy
11.	VIA Affiliate Communications Policy

VIII.	REPORTS TO FUND CLIENTS

VIA shall furnish to the board of directors/trustees of each Reportable Fund, at the direction and timing specified by such boards, but no less frequently than annually, a written report that (i) describes any issues affecting the Reportable Fund arising under this Code or related procedures since the last report, including, but not limited to, information about material violations of this Code or such procedures and the sanctions imposed; and (ii) certifies that VIA has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

IX.	SANCTIONS

Access Persons who violate this Code will be subject to such sanctions as deemed necessary and appropriate under the circumstances and in the best interest of clients. The range of sanctions include but are not limited to a written warning or reprimand, cancellation of trades, disgorgement of profits or sale of positions at a loss, restriction on trading privileges, termination of employment, and/or referral to regulatory or law enforcement authorities.

X.	RECORDS

VIA shall maintain such records relating to this Code of Ethics, in the manner and as required by Rule 204-2(a)(12) under the Advisers Act and Rules 17f-1(f) and 31a-1(f) under the Investment Company Act.

Attachment A

BENEFICIAL OWNERSHIP

As used in the Code of Ethics, beneficial ownership is interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.

For the purposes of the Exchange Act, beneficial ownership includes:

a)	the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

b)	the power to vest or reinvest such ownership in oneself at once, or at some future time.

Using the above definition as a broad guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors are the degree of the individual’s ability to exercise discretion to invest in, sell or exercise voting rights of the security, and the ability of the individual to benefit from the proceeds of the security.

“Beneficial ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transactions in securities. Beneficial ownership is a very broad concept and some examples of forms of beneficial ownership include:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.
●	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).
●	Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.
●	Securities in a person’s individual retirement account.
●	Securities in a person’s account in a 401(k) or similar retirement plan.
●	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.
●	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).
●	Securities owned by an investment club in which the person participates.

1.	Securities Held by Family Members

As a general rule, a person is regarded as having beneficial ownership of a security held in the name of his or her spouse and their minor children. In the absence of special circumstances, these family relationships ordinarily confer benefits substantially equivalent to ownership.

In addition, absent countervailing facts, it is expected that a security held by a relative who shares the same household as the reporting person will be reported as beneficially owned by such person.

Members of a person’s “Family / Household” are presumed to include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).
●	Your children under the age of 18.
●	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).
●	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

2.	Securities Held by a Company

Generally, ownership of a security of a company does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer. However, an owner of securities in a holding company will be deemed to have beneficial ownership in the holdings of the holding company where:

a)	the company is merely a medium through which one or several persons in a small group invest or trade in securities; and

b)	the company has no other substantial business.

In such cases, the persons who are in a position of control of the holding company are deemed to have beneficial interest in the securities of the holding company.

3.	Securities Held in Trust

Beneficial ownership of securities in a private trust includes:

a)	the ownership of securities as a trustee where either the trustee or members of his or her immediate family have a vested interest in the income or corpus of the trust;

b)	the ownership of a vested beneficial interest in a trust; and

c)	the ownership of securities as a settlor of a trust in which the settlor has the power to revoke the trust without obtaining the consent of all the beneficiaries.

As used in this section, the “immediate family” of a trustee means:

a)	a son or daughter of the trustee or a descendent of either;

b)	a stepson or stepdaughter of the trustee;

c)	the father or mother of the trustee, or an ancestor of either;

d)	a stepfather or stepmother of the trustee; and

e)	a spouse of the trustee.

For the purposes of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

4.	Miscellaneous Issues

Beneficial ownership does not include, however, a person’s interest in portfolio securities held by:

a)	any holding company registered under the Public Utility Holding Company Act;

b)	any investment company registered under the Investment Company Act;

c)	a pension or retirement plan holding securities of an issuer whose Access Persons generally are the beneficiaries of the plan; and

d)	a business trust with over 25 beneficiaries.

Participation in a pension or retirement plan will result in beneficial ownership of the portfolio securities if plan participants can withdraw and trade the securities without withdrawing from the plan.